Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
June 27, 2007	Contact: Tucker Hewes
Hewes Communications
(212) 207-9451

DIVIDEND CAPITAL TOTAL REALTY TRUST ANNOUNCES MANAGEMENT TEAM CHANGES

DENVER, CO — June 27, 2007 — Dividend Capital Total Realty Trust Inc., a diversified Real Estate Investment Trust (REIT), announced today the appointment of Jim Giuliano as President of the company.  Mr. Giuliano, who is also the company’s Chief Financial Officer, replaces Marc Warren, who is leaving his position as a member of the board of directors and President to pursue other endeavors, including the development of a real estate debt business. Additionally, Sonya Rosenbach, the company’s Vice President of Finance and Controller, has been promoted to Chief Accounting Officer and Treasurer.

During Mr. Warren’s term as President, Dividend Capital Total Realty Trust grew from a development stage REIT with no assets into a diversified real estate operating company.  As of May 17, 2007, the company had approximately $997 million invested in a diversified portfolio comprised of 28 real property assets totaling approximately 6.7 million square feet, as well as various real estate securities and debt related investments. The company continues to expand in both its equity capital raising efforts and acquisition activities.

“Marc Warren’s contributions have been invaluable as we have grown the company, and we wish him well in his future endeavors,” said John Blumberg, chairman of Dividend Capital Total Realty Trust.  “Moving ahead, we look forward to the expanded roles that both Jim Giuliano and Sonya Rosenbach will play on our leadership team.”

Dividend Capital Total Realty Trust, a Denver-based REIT, invests in a diversified portfolio of high-quality direct real estate, real estate securities and debt related investments.

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For more complete information about Dividend Capital Total Realty Trust, you may download and view a prospectus at dividendcapital.com, or call 866.DCG.REIT. Read the prospectus carefully before investing. Please carefully consider the investment objectives, risks, and charges and expenses before you invest or send money.